                                                                       EXHIBIT 1

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (this "AGREEMENT") is made as of November __, 1995 (the "EFFECTIVE DATE"), by and between International Microcomputer Software, Inc., a California corporation with its principal offices at 1895 E. Francisco Boulevard, San Rafael, California 94901 ("IMSI"), Computer Easy International, Inc., a Utah corporation with its principal offices at 1350 Albert Street, Youngstown, Ohio ("COMPUTEREASY") and Forte Computer Easy, Inc., a Utah corporation with its principal offices at 1350 Albert Street, Youngstown, Ohio ("FORTE"), hereinafter referred to jointly as "FORTE COMPUTER EASY").

                                    RECITALS

         A. ComputerEasy is engaged in the business of developing, publishing and distributing consumer and business software products.

         B. Subject to those exceptions disclosed in this Agreement, ComputerEasy owns all right, title and interest in and to the Products, as defined below.

         C. ComputerEasy and IMSI entered into a Letter of Agreement dated August 30, 1995 (as amended by Letter of Agreement dated September 18, 1995, the "Letter of Agreement") which provided for the transfer of certain software products and other assets of ComputerEasy to IMSI effective as of September 1, 1995. The Letter of Agreement contemplated a future formal agreement mutually acceptable to the parties which would further define the terms and conditions of the sale of the Products.

         D. The Products are sold subject to certain rights contained in the following described Agreements and contain certain software components duly licensed to ComputerEasy for inclusion in the Products pursuant to the Assignment and License Agreement dated July 28, 1994, between Napier Graphics, Inc., and James M. Napier ("Assignor" and "Author" therein) and Computer Easy International, Inc. ("Assignee" therein) (the "Napier Agreement") and Distribution Agreement dated January 14, 1994, between Computer Easy International Incorporated and FastCad Europe Limited and Polaron Engineering Limited, and Republishing Agreement dated January 16, 1994, between Computer Easy and SYBEX and FastCad Retail Products Limited, and Republishing Agreement dated November 16, 1994, between Computer Easy and Markt & Technik GmbH and FastCad Retail Products Limited (the "Remarketing Agreements"), a full and complete copy of the Assignment Agreement and the Remarketing Agreement were provided to IMSI before completion by IMSI of its due diligence to its satisfaction before the end of the business day September 1, 1995. The Products contain no other components in which any third party may claim superior or joint ownership, nor are the Products a derivative work of any other software programs not owned in their entirety by ComputerEasy.

         E. ComputerEasy has granted standard rights, including without limitation site licenses, in copies of the Programs of the Floorplan line of software (but not the Windows 95 version in development) to third parties solely pursuant to the End-User License Agreements ("End-User

Agreements") contained in the samples of the boxes of the software products which were taken by IMSI before completion of its due diligence, which End-User Agreements continue to be in force and effect.

         F. Disputes have arisen between the parties due to perceived breaches of the Letter Agreement by the parties, all of which are resolved by this Agreement.

         NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

1.       PURCHASE AND SALE OF ASSETS.

         1.1      DEFINITIONS.  For purposes of this Agreement:

                  (a) PURCHASED ASSETS. "PURCHASED ASSETS" means, collectively, all of the assets, documents, end-user names, rights and properties of ComputerEasy described as the entire Floorplan line of products (including all development on the Windows 95 version), Estimator Plus (new version in development), Dream House product line, 3D Design product line, and all other derivative products, or products related to the above products, if any (the "Products") and all Intellectual Property, including all source code and object code for all hardware platforms, software platforms and operating environments, pertaining to the Products and a copy of ComputerEasy's retail customer list. Purchased assets does not include any other of Computer Easy's product lines and specifically excludes that software known as Math Climbers, Spell Castle, ReadEasy and all ancillary materials related thereto. Purchased Assets shall not include any items of inventory, material, supplies, merchandise or other items the purchase of which would make the transaction contemplated by this Agreement subject to any bulk sales or similar laws of any state. Except for the Purchased Assets defined above, ComputerEasy represents and warrants that it does not have any information or documents relating to registered users, market research or other market or customer data, promotional and sales information or other documentation, related to the Products. Purchased Assets include all assets described above that ComputerEasy has in its control, custody or possession. ComputerEasy warrants that such Purchased Assets include all assets described above of ComputerEasy that were available to IMSI as of the date on which IMSI completed its due diligence.

                  (b) INTELLECTUAL PROPERTY. "INTELLECTUAL PROPERTY" means and includes, collectively, the rights to all patents and patent applications (including but not limited to continuations, continuations-in-part, divisional and reissues, whether or not applied for), trademarks (whether or not registered) and trademark applications, trade names and service marks (whether or not registered), copyrights (whether or not registered) and copyrights applications, moral rights, mask works and mask work registrations and applications therefore, computer software in object code and source code form, licenses, sublicenses, and franchise agreements of ComputerEasy, and all know-how, formulae, recipes, compositions of matter, processes, techniques, confidential business information, designs, patterns, shapes, inventions (whether or not patented or patentable), trade secrets, and other proprietary information (including without limitation customer lists) and technology owned by or licensed to ComputerEasy to the extent same are available to Computer Easy as of the date of Closing. ComputerEasy warrants that Intellectual Property includes all intellectual property described above of ComputerEasy that was available to IMSI as of the date on which IMSI completed its due diligence. Computer Easy has obtained a release from James Napier and Napier Graphics, Inc. releasing Computer Easy from liability of any type or nature whatsoever, in accordance with the release attached herewith as Exhibit "7".

                  (c) COMPUTEREASY INTELLECTUAL PROPERTY. "COMPUTEREASY INTELLECTUAL PROPERTY" means and includes all Intellectual Property contained in the Purchased Assets.

                  (d) COMPUTEREASY BUSINESS. "COMPUTEREASY BUSINESS" means the business, properties, prospects, assets, liabilities or condition (financial or otherwise) of ComputerEasy relating to the Purchased Assets as of the date of Closing.

                  (e) "PROPRIETARY INVENTORY" means any inventory that includes Intellectual Property, logos or references or other identifying information (including words or symbols) relating to identification of one or more of the Products, including but not limited to all inventories of diskettes, CDs, packaging, manuals and product inserts for the Products, whether as finished products or work in process (collectively, the "Proprietary Inventory").

         1.2 AGREEMENT TO SELL AND PURCHASE THE PURCHASED-ASSETS. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Forte ComputerEasy agrees to deliver to IMSI at the Closing (as defined in Section 2.3 hereof) all of the Purchased Assets (which have not already been delivered by Computer Easy to IMSI). At the Closing, IMSI shall deliver to Forte ComputerEasy a Cashier's Check made payable solely to the order of Forte ComputerEasy with no restrictions on payment, in the amount of $411,250.00, in good United States funds, drawn on a major regional, national bank or other bank reasonably acceptable to ComputerEasy, and ComputerEasy shall deliver to IMSI all of the Purchased Assets which have not previously been transferred in reliance on the Letter of Agreement. The delivery of the Purchased Assets and cashier's check shall occur simultaneously at the Closing (as defined in Section 2.3 hereof).

         1.3      TRANSFER OF PURCHASED ASSETS; PASSAGE OF TITLE; DELIVERY.

                  (a) TITLE PASSAGE. Upon the Closing, ComputerEasy will deliver to IMSI all of the remaining Purchased Assets not previously delivered to IMSI; and ComputerEasy will further execute and deliver to IMSI (i) the Assignments, attached as Exhibits "2", "3" and "4", and (ii) trademark and copyright assignments all of which are attached herewith and made a part hereof as Exhibits "5" and "6".

                  (b) DELIVERY OF PURCHASED ASSETS FREE AND CLEAR OF RESTRICTIONS, ETC. ComputerEasy hereby represents to IMSI that it owns, and will convey to IMSI at the Closing, the Purchased Assets not previously conveyed, free and clear of any and all restrictions, liabilities, obligations, liens or encumbrances, other than those disclosed in Section D and E of the RECITALS to this Agreement. To the extent available and practicable, Forte ComputerEasy shall deliver the

Products and other Purchased Assets electronically, to the extent Forte ComputerEasy has such available in electronic form. IMSI shall cover any expenses related to the electronic transfer.

                  (C) DESTRUCTION OF PROPRIETARY INVENTORY. Upon the Closing (as defined in Section 2.3 hereof), ComputerEasy shall destroy all Proprietary Inventory, and prior to such destruction, ComputerEasy shall make no use of such Proprietary Inventory.

         1.4 BULK SALE. ComputerEasy and IMSI each agree that the sale of the Purchased Assets contemplated by the Agreement does not involve any sale or transfer of material, supplies, merchandise or other inventory, or the sale of a substantial part of equipment of ComputerEasy in connection with a bulk transfer of inventory and it is the opinion of ComputerEasy and IMSI that the provisions of Article 6 of the Uniform Commercial Code concerning bulk sales or any similar provision do not apply. IMSI hereby waives any requirement for compliance with the provisions of Article 6 of the Uniform Commercial Code concerning bulk sales or any similar provision.

2.       PURCHASE PRICE.

         2.1 PURCHASE PRICE. IMSI and ComputerEasy hereby agree that the full purchase price (the "PURCHASE PRICE") to be paid by IMSI to ComputerEasy for the sale, transfer, conveyance and assignment of all the Purchased Assets to IMSI is $686,250.00 to be paid by IMSI to ComputerEasy. Same shall consist of the amounts set forth below, and shall be paid in the manner and at the time set forth below:

                  (a) ComputerEasy ackowledges that IMSI has already paid ComputerEasy $275,000.00 (the "PAID AMOUNT") as part of the Purchase Price.

                  (b) At the Closing, ComputerEasy shall deliver all Purchased Assets not previously delivered and any necessary assignments and/or documentation as attached herewith and set forth herein, and IMSI shall simultaneously deliver a cashier's check in the amount of $411,250.00 to ComputerEasy.

                  (c) As additional purchase price, if sales of the Products exceeds $10 million in the period from September 1, 1995 through December 31, 1998, an additional $200,000.00 will be payable by IMSI to Forte Computer Easy within thirty (30) days after the end of the [month/quarter] in which sales have exceeded such figure. IMSI shall forward to ComputerEasy an annual sales account pertinent to those Products, certified by IMSI's Chief Financial Officer within 30 days after the end of each annual audit period.

                  (d) IMSI does hereby grant ComputerEasy a stock option to acquire 5,000 shares of Common Stock of IMSI at an exercise price of $9.00 per share which was the closing bid of the Common Stock on August 30, 1995 as reported by the National Quotation Bureau, Inc., a copy of which is attached hereto and made a part hereof. Such option may be exercised in whole or in part at any time or times after the Closing. IMSI and ComputerEasy agree to execute such further documents as the other party shall reasonably request to give effect to such options within thirty (30) days after Closing. Said option shall be valid for a period of five (5) years from date of Closing.

         2.2 VALUE OF PURCHASED ASSETS. The valuation of the Purchased Assets shall comply with GAPP accounting rules. No party hereto will take any position that varies from or is inconsistent therewith. Nothing herein contained will impose on any party the duty or obligation to contest any action which any taxing authority may take or any adjustment or change in such allocation which any taxing authority may make or propose.

         2.3 CLOSING. The Closing will take place at the offices of ComputerEasy in Tempe, Arizona at 12:00 noon, P.S.T., on Friday, November 3, 1995.

3.       NO ASSUMED LIABILITIES AND EXCLUDED LIABILITIES.

                  3.1 NO ASSUMED LIABILITIES. Except for the Assigned Agreements (as defined in Section 4.4) IMSI is assuming no liability whatsoever of ComputerEasy including without limitation any liabilities for returns of products of ComputerEasy (including Products) from customers of ComputerEasy; and all liabilities and obligations of ComputerEasy shall remain liabilities and obligations (as the case may be) of ComputerEasy. The definition of "Purchased Assets" set forth in this Agreement shall be interpreted so as not to include any liabilities of ComputerEasy, except those of the Assigned Agreements. Notwithstanding the foregoing, IMSI agrees to defend, indemnify and hold ComputerEasy harmless from any sums and against any claims for payment for work performed/money owing to DOC, Inc. as claimed by DOC, Inc. in the amount of $5,634.00 per DOC, Inc.'s August 25, 1995 invoice/statement attached herewith as
Exhibit 1 and the Settlement Agreement/Release attached herewith as Exhibit 1.1.

                  3.2 NO OBLIGATIONS TO THIRD PARTIES. The execution and delivery of this Agreement will not be deemed (i) to confer any rights upon any person or entity other than the parties hereto, or (other than the parties described in Section 1.3(b) of this Agreement and the Indemnities as defined in
Section 9.3 hereof, who are intended third-party beneficiaries hereof as to
Section 9 hereof), make any person or entity a third party beneficiary of this Agreement, or (ii) to obligate the parties to any person or entity other than the parties to this Agreement.

4.       REPRESENTATION AND WARRANTIES OF COMPUTEREASY AND FORTE

         Forte ComputerEasy represents and warrants that each of the following is true and correct:

         4.1 CORPORATE ORGANIZATION. Each of ComputerEasy and Forte is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. Forte ComputerEasy is qualified to transact business as a foreign corporation, and is in good standing, in all jurisdictions where the failure to be so qualified would materially adversely affect its business. ComputerEasy has all necessary corporate power and authority to own and use the Purchased Assets and to operate its business and has the power to enter into this Agreement and to enter into all assignments or other documents that Forte ComputerEasy is required to execute and delivery hereunder (the "COMPUTEREASY ANCILLARY DOCUMENTS"). There are no permits, licenses, orders or approvals of any federal, state and local governmental or regulatory body that are required to be held by Forte ComputerEasy in order to execute and deliver this Agreement and perform its obligations hereunder.

         4.2 POWER AND AUTHORITY; NO DEFAULT UPON TRANSFER. The execution, delivery and performance by Forte ComputerEasy of this Agreement and the ComputerEasy Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby, have or will have all necessary corporate action of the Board of Directors. This Agreement, when executed and delivered by Forte ComputerEasy, and the ComputerEasy Ancillary Documents, when executed and delivered by Forte ComputerEasy, will be duly and validly executed and delivered and will be the respective valid and binding obligations of Forte ComputerEasy, enforceable against ComputerEasy in accordance with their respective terms.

         4.3 TITLE. ComputerEasy has good and marketable title to all of the Purchased Assets, free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, other than statutory liens in favor of federal, state and local taxing authorities arising in the ordinary course of business, securing the payment of taxes that are due and payable, or as disclosed herein. Title to all the Purchased Assets is freely transferable by ComputerEasy to IMSI without obtaining the consent or approval of any person or party.

         4.4 DISTRIBUTION AGREEMENTS, ETC. All distribution agreements, license agreements, sales representative agreements of whatever nature or understandings relating to the distribution, marketing or sale of any of the Products, either in the United States or outside of the United States with respect to the Products are terminable by IMSI without payment or penalty, and the transactions contemplated by this Agreement do not require the consent of any third party to such other agreement or understanding, except for the Distribution Agreement dated January 14, 1994, between Computer Easy International Incorporated and FastCad Europe Limited and Polaron Engineering Limited, and Republishing Agreement dated January 16, 1994, between Computer Easy, Inc. and SYBEX and FastCad Retail Products Limited, and Republishing Agreement dated November 16, 1994, between Computer Easy, Inc. and Markt & Technik GmbH and FastCad Retail Products Limited (the "REMARKETING AGREEMENTS"), which ComputerEasy agrees to assign to IMSI (collectively the "Assigned Agreements"). FastCad shall pay to ComputerEasy all sales for products purchased by FastCad from ComputerEasy prior to or on August 31, 1995. The Assignment of the FastCad Distribution Agreement and the Assignment of the SYBEX and Markt & Technik Remarketing Agreements are attached as Exhibits 2, 3 and 4 hereto. ComputerEasy agrees to deliver the foregoing Assignments to IMSI. Fast Cad will pay royalties to Computer Easy for sales through and including August 31, 1995. Dispute has arisen between IMSI and Computer Easy as to which is to receive royalties from Fast Cad for the period of September 1, 1995 through November 3, 1995. This dispute shall be submitted to binding arbitration in Phoenix, Arizona pursuant to paragraph 9.4 of this Agreement. Same shall be submitted on briefs with supporting documentation. No testimony or oral argument will be utilized by either party. The losing party in said arbitration shall be solely responsible for the arbitrators fee. Fast Cad shall be instructed by each party to pay all royalties from sales occurring between September 1, 1995 and November 3, 1995 inclusive, into an interest bearing escrow account established with the arbitrator or with such other escrow agent as the parties shall agree, with instruction that said funds and accumulated interest thereon shall be released to the prevailing party immediately upon ruling by the arbitrator. In the event the arbitration is not concluded by December 31, 1995 due to lack of diligence of either party as determined by the arbitrator, then said arbitrator shall be dismissed and the escrow fund released to the other party.

         4.5 NATURE OF PURCHASED ASSETS; ABSENCE OF UNDISCLOSED LIABILITIES. ComputerEasy owns all rights, title and interest in and to the Purchased Assets. The Purchased Assets constitute all of the Intellectual Property, assets, documents, rights and properties of Forte ComputerEasy relating to the defined term "ComputerEasy Business". IMSI acknowledges that ComputerEasy has substantial unpaid third party unsecured debt. However, except as set forth in this Agreement or the Schedules hereto, there are no other debts, liabilities or obligations of any nature (whether absolute, contingent, accrued, known, unknown, due or to become due) which create a lien, encumbrance, security interest or similar right relating to any of the Purchased Assets and such creditors of ComputerEasy will have no rights against any Purchased Assets or rights of recovery against IMSI as a result of the transfer of the Purchased Assets to IMSI.

         4.6      INTELLECTUAL PROPERTY.

                  (a) OWNERSHIP; NO NOTICE OF INFRINGEMENT. Forte ComputerEasy owns, possesses, has the exclusive right to make, use, sell and license, has the right to bring actions for the infringement of, and where necessary in Forte ComputerEasy's judgment, Forte ComputerEasy has made timely and proper application for, all Intellectual Property. There are no worldwide rights to patents, patent applications (including but not limited to continuations, continuations-in-part, divisional and reissues, whether or not applied for), trademarks (whether or not registered), trademark applications, trade names or service marks (whether or not registered), copyrights (whether or not registered) or copyright applications, moral rights, mask works and mask work registrations and applications therefor, computer software in object code or source code form, licenses, sublicenses, or franchise agreements of ComputerEasy, any know-how, formulae, recipes, compositions of matter, processes, techniques, confidential business information, designs, patterns, shapes, inventions (whether or not patented or patentable), trade secrets, or other proprietary information (including without limitation customer lists) or technology, relating to the Products or Purchased Assets other than those included in the definition of Intellectual Property, Forte ComputerEasy has not granted any third party any outstanding licenses or other rights to any of the ComputerEasy Intellectual Property, except as disclosed herein, and ComputerEasy is not liable, and has not made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any ComputerEasy Intellectual Property. Forte ComputerEasy is not aware of any infringement of any ComputerEasy Intellectual Property by any third party. Forte ComputerEasy has not received notice of any claim that any Product or ComputerEasy Intellectual Property infringes any Intellectual Property of any third party except as disclosed herein. To the best of ComputerEasy's knowledge, neither the Products nor the ComputerEasy Business as conducted to date infringes (or will cause IMSI to infringe) or violate any of the patents, trademarks, servicemarks, tradenames, copyrights, trade secrets, proprietary rights or other intellectual property of any other person. To the best of Forte ComputerEasy's knowledge, it is not using any confidential information or trade secrets of any former employer or of any past or present employees engaged in the ComputerEasy Business.

                  (b) NONDISCLOSURE AGREEMENTS. All employees and consultants who have had access to confidential information or trade secret information concerning technology or products related to the ComputerEasy Business have executed nondisclosure agreements in favor of Forte ComputerEasy requiring them to maintain the confidentiality of such information, except where the failure to have executed and delivered such agreements would not affect any rights in or to the Purchased Assets. Copies of said agreements, to the extent available, are attached herewith and made a part hereof.

         4.7 BROKERAGE AND FINDER'S FEES. ComputerEasy has not employed any broker, finder or agent, or agreed to pay or incur any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto.

         4.8 COMPLIANCE WITH LAWS. In the operation of the ComputerEasy business, Forte ComputerEasy has, to the best knowledge of Forte ComputerEasy, duly complied with all applicable laws, rules, regulations and orders of federal, state, local and foreign governments (including but not limited to all export control laws and regulations of the United States of America or any governmental authority or agency of the United States government), and Forte ComputerEasy is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator which materially restrains or limits the operations of the ComputerEasy Business or the use of the Purchased Assets.

         4.9 TAXES. There will be no federal, state or local tax liens relating to Forte ComputerEasy for which IMSI may be responsible or which may affect IMSI's right to any of the Purchased Assets to be transferred to IMSI hereunder.

         4.10 LITIGATION. There is no claim, action, suit or proceeding pending or, to Forte ComputerEasy's knowledge, threatened against Forte ComputerEasy at law, in equity, by way of arbitration or before any governmental department, commission, board or agency that could have a material adverse effect on ComputerEasy Business or the Purchased Assets. There are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against Forte ComputerEasy affecting the Purchased Assets or the ComputerEasy business. None of the Products or any other Purchased Asset is the subject of any material pending or threatened claim for breach of warranty or product liability.

         4.11 CONTRACTS AND COMMITMENTS. Forte ComputerEasy is not in violation, breach or default of any of contracts which violation, breach or default would have a material adverse effect on the Purchased Assets or the ComputerEasy Business. ComputerEasy has delivered to IMSI a true and correct copy of each written contract. Other than the consents relating to the Napier Assignment and the Assignments, no additional written consents of third parties are required to assign and transfer all contracts to IMSI other than those obtained at or prior to closing.

         4.12 LABOR AND EMPLOYEE RELATIONS. There are no agreements between any union, labor organization or other collective bargaining agent in respect of any ComputerEasy employee or consultant.

         4.13 MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty by Forte ComputerEasy in this Agreement, or in any document, statement, certificate or schedule furnished or to be furnished to IMSI by (or on behalf of) Forte ComputerEasy pursuant thereto, contains, or will when furnished contain, any untrue statement of a material fact, or omits, or will then omit to state, a material fact necessary to make any statement of facts contained herein or therein not materially misleading.

5.       COVENANTS OF IMSI.

         5.1 CONFIDENTIAL INFORMATION. For purposes of this Agreement "ComputerEasy Confidential Information" includes all confidential and proprietary information of ComputerEasy prior to or after the Effective Date, other than confidential or proprietary information that relates to the Purchased Assets or the Products. ComputerEasy Confidential Information does not include information that: (A) is disclosed by a third party having the legal right to disclose such information and who owes no obligation of confidence to ComputerEasy, or (B) is now, or later becomes part of the general public knowledge or literature in the art, other than as a result of a breach of this Agreement by IMSI, or (C) is independently developed by IMSI without the use of any ComputerEasy Confidential Information. IMSI will use all reasonable efforts to hold in confidence all ComputerEasy Confidential Information.

6.       COVENANTS OF FORTE COMPUTEREASY AND COMPUTEREASY.

         Forte ComputerEasy covenants and agrees with IMSI as follows:

         6.1 FURTHER ASSURANCES. From and after the Closing, Forte ComputerEasy will promptly execute and deliver to IMSI any and all such further assignments, endorsements and other documents, if any, that IMSI is advised by counsel as necessary in order to effect the transfer of Forte ComputerEasy's title to the Purchased Assets to IMSI and the carrying out of the provisions of this Agreement and to which Forte ComputerEasy's counsel is in agreement. Any such documents are to be prepared and reviewed at IMSI's sole expense.

         6.2 USE OF NAMES. Forte ComputerEasy has ceased to use the trademarks and trade names used for the Products.

         6.3 CONFIDENTIAL INFORMATION. Should ComputerEasy have confidential information of IMSI, ComputerEasy agrees not to disclose such confidential information to any third party and to keep such information confidential.

7.       CONDITIONS TO DELIVERY OF CASHIER'S CHECK.

         7.1 CONDITIONS TO IMSI'S OBLIGATIONS. ComputerEasy agrees to deliver to IMSI all remaining Purchased Assets at or upon delivery by IMSI of the Cashier's Check for $411,250.00 to ComputerEasy, which transfer of check and assets shall be simultaneous.

                  (a) CONSENTS OBTAINED. ComputerEasy will have obtained, executed and delivered, as appropriate, all written and assignments, as are attached herewith and made a part hereof.

                  (b) TRADEMARK AND COPYRIGHT ASSIGNMENTS. ComputerEasy shall have executed and delivered to IMSI all trademark and copyright assignments or any ComputerEasy Intellectual Property as provided by IMSI and as are, attached as Exhibits 4 and 5 hereto.

         7.2 CONDITIONS TO COMPUTEREASY'S OBLIGATIONS. The obligations of ComputerEasy hereunder, to deliver the remaining Purchased Assets will be subject to the satisfaction and fulfillment of each of the following conditions, except as ComputerEasy may expressly waive the same in writing:

                  (a) DELIVERY OF PAYMENT AMOUNT. At the Closing, IMSI shall deliver (simultaneously with the delivery of the Purchased Assets) the Payment Amount as provided in Section 2.1 hereof.

                  (b) COMPLIANCE. The representations and warranties of IMSI set forth in this Agreement shall be true and accurate in all material respects on the date of this Agreement and as of the Closing, with the same force and effect as if they had been made at the Closing; IMSI shall have complied in all material respects with all covenants required to be performed or observed by it before the Closing; and ComputerEasy shall have received a certificate to such effect executed by IMSI's Chief Executive Officer.

8.       REPRESENTATIONS AND WARRANTIES OF IMSI.

         IMSI represents and warrants to ComputerEasy that each of the following statements is true, accurate and correct:

         8.1 CORPORATE ORGANIZATION. IMSI is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. IMSI is duly qualified to transact business as a foreign corporation, and is in good standing, in all jurisdictions where the failure to be so qualified would materially adversely affect its business. IMSI has all necessary corporate power and authority to own and use the Purchased Assets and to operate its business. IMSI has the power to enter into this Agreement and to enter into all documents that IMSI is required to execute and deliver hereunder (the "IMSI ANCILLARY DOCUMENTS"), and IMSI holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

         8.2 POWER AND AUTHORITY; NO DEFAULT UPON TRANSFER. The execution, delivery and performance by IMSI of this Agreement and the IMSI Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby, have been duly and validly authorized by IMSI by all necessary corporate action of the Board of Directors of IMSI. This Agreement, when executed and delivered by IMSI, will be duly and validly executed and delivered and will be the respective valid and binding obligations of IMSI enforceable against IMSI in accordance with their respective terms. Neither the execution and delivery of this Agreement by IMSI, nor the execution and delivery by IMSI of the IMSI Ancillary Documents, nor the performance by IMSI of its respective obligations under this Agreement or the IMSI Ancillary Documents, will (i) violate the Articles of Incorporation or Bylaws of IMSI,
(ii) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any loan, note, indenture, mortgage, deed of trust, security agreement, lease or material contract, contract, license, lease or other agreement to which IMSI is a party or by which IMSI is bound or (iii) to the best knowledge of IMSI, violate in any material respect any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or government body applicable to IMSI.

         8.3 BROKERAGE AND FINDER'S FEES. IMSI has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto.

9.       SURVIVAL OF WARRANTIES AND INDEMNIFICATION.

         9.1 SURVIVAL OF WARRANTIES. The representations and warranties made by Forte and IMSI ComputerEasy herein will survive the Closing.

         9.2 INDEMNIFIED LOSSES. For the purposes of this Section 9, "LOSS" will mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demand, assessments, judgments, awards or arbitrations, together with costs and expenses including the fees of attorneys and other legal costs and expenses relating thereto, (including without limitation costs of investigation, negotiation, prosecution, defense or settlement) provided, however, that Loss will not include punitive or exemplary damages.

         9.3 INDEMNIFICATIONS BY COMPUTEREASY. Subject to the provisions and limitations set forth in this Section 9, IMSI and ComputerEasy will defend, indemnify and hold the other harmless, any parent, subsidiary or affiliate of them and any director, officer, manager, employee, stockholder, member, interest holder, partner, agent or attorney of the other, or of any parent, subsidiary or affiliate of the other (collectively, the "INDEMNITEES") from and against and in respect of any Loss which arises out of or results from the following (each an "INDEMNIFIABLE LOSS" or an "INDEMNIFIABLE CLAIM"):

                  (a) the failure of Forte ComputerEasy or IMSI to perform any liability, obligation or covenant required to be performed by it hereunder; or

                  (b) any breach by Forte ComputerEasy or IMSI of any of its representations and warranties in this Agreement.

         9.4 PROCEDURE FOR INDEMNIFICATION. If any action, suit or proceeding is commenced against, or any claim or demand be asserted against, any Indemnitee in respect of which such Indemnitee is entitled to demand indemnification under
Section 9.3 of this Agreement, then as a condition precedent thereto, such Indemnitee will promptly notify the other party (the Indemnitor") in writing to that effect, providing reasonable detail as to the circumstances and subject matter thereof; provided, that such notification provided by one Indemnitee will be effective as to all Indemnitees, and provided further, that the failure to so promptly notify the Indemnitor will not release the Indemnitor from any liability which it may have to any Indemnitee unless the failure to promptly notify prejudices the Indemnitor in any material respect. The Indemnitor will have the right to assume the entire control of the defense, compromise or settlement of such action, suit, proceeding or claim and including the selection of counsel, subject to the right of each Indemnitee to participate (at its expense and with counsel of such Indemnitee's choice) in the defense, compromise or settlement of such action, suit, proceeding, claim or demand, and in connection therewith, the Indemnitees will cooperate fully in all respects with the Indemnitor in any such defense, compromise or settlement. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitees who have made a written request to be so notified in such action, suit, proceeding, claim or demand; provided that, if a firm written offer is made to settle any such action, suit proceeding, claim or demand including a general release of all claims against the Indemnitees and the Indemnitor proposes to accept such settlement and any Indemnitee refuses to consent to such settlement, then (i) the Indemnitor shall be excused from, and such indemnitee will be responsible for, all further defense of, and the costs and expenses thereof, of such action, suit, proceeding, claim or demand, and (ii) the maximum liability of the Indemnitor with respect to such action, suit, proceeding, claim or demand will be the amount of the proposed settlement, if the amount recovered from such Indemnitee as a result of such action, suit, proceeding, claim or demand is greater than the amount of the proposed settlement. So long as the Indemnitor is defending in good faith any such action, suit, proceeding, claim or demand asserted by a third party against the Indemnitees, the Indemnitees will not settle or compromise such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The Indemnitees will make available to the Indemnitor or its agent all records and other materials in the Indemnitees' possession reasonably required by the Indemnitor for contesting such indemnified claim or demand. If the Indemnitor fails to promptly and adequately defend any such action, suit, proceeding, claim or demand, then the Indemnitees may defend, through counsel of their own choosing, such action, suit, proceeding, claim or demand and settle such action, suit, proceeding, claim or demand and recover from the Indemnitor the amount of such Losses. If the Indemnitor disputes the Indemnitees' right to be indemnified for any Loss alleged by the Indemnitees, then within ten (10) days after receiving the Indemnitees' notice of such alleged Loss, the Indemnitor may submit such dispute to the American Arbitration Association, and such dispute will be resolved through mandatory binding arbitration before a single arbitrator (who will be a lawyer knowledgeable regarding the personal computer software industry) in [Phoenix, Arizona] under the Commercial Arbitration Rules of the American Arbitration Association then in effect.

10.      MISCELLANEOUS.

         10.1 EXPENSES. Each of the parties hereto will bear its own expenses (including without limitation attorneys' fees) in connection with the negotiation and consummation of the transaction contemplated hereby.

         10.2 NOTICES. Any notice required or permitted to be given under this Agreement will be in writing and will be effective upon: (i) receipt if hand delivered; (ii) the next business day after dispatch by fax transmission or nationally recognized overnight express courier and addressed as set forth herein with proof of delivery; or (iii) three days after dispatch by certified or registered United States Mail with return receipt requested, postage prepaid, addressed as set forth herein.

                  (a)      If to ComputerEasy or Forte:

                           Forte Computer Easy, Inc.
                           1350 Albert Street
                           Youngstown, OH  44505
                           Attention: Frank J. Amedia, President
                           Fax No.:  (216) 746-5603

                           with a copy to:

                           Robert F. McNamara
                           Attorney at Law
                           12370 Cleveland Ave., N.W.
                           P.O. Box 867
                           Uniontown, OH  44685-0867
                           Fax No.: (216) 699-4803

                  (b)      If to IMSI:

                           IMSI
                           1895 E. Francisco Blvd.
                           San Rafael, CA  94901
                           Attention:  Martin Sacks or President
                           Fax No.: (415) 382-3565

         10.3 ENTIRE AGREEMENT; CAPTIONS. This Agreement, the Schedules and Exhibits hereto (which is incorporated herein by reference), together constitute the entire agreement and understanding between the parties and there are no other agreements or commitments with respect to the transactions contemplated herein or therein. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby and thereby including the Letter of Agreement, and is the binding agreement of the parties. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or intention of any provision of this Agreement.

         10.4 AMENDMENT; WAIVER. Any term or provision of this Agreement may be amended only by a writing signed by ComputerEasy and IMSI. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

         10.5 NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement is intended or will be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

         10.6 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

         10.7 ASSIGNMENT. Notwithstanding any other term or provision of this Agreement to the contrary, this Agreement may be assigned by any party hereto. Any party may assign this Agreement (and all related agreements) by operation of law or in connection with any merger, consolidation or sale of all or substantially all of its assets or in connection with any similar transaction. The Purchased Assets and each party's rights and obligations hereunder are assignable by either party.

         10.8 BENEFIT AND BURDEN. This Agreement will be binding upon, will inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

         10.9 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement will be governed by and construed in accordance with the internal laws of the State of Arizona and, where appropriate, applicable federal law. The parties hereto submit to the exclusive jurisdiction and venue of any state or federal court located in Maricopa County, Arizona, for the purposes of any action arising out of or relating to this Agreement and agree that service of process in any such action may be made in the manner provided herein for delivery of notices.

         10.10 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision will not be voided but rather will be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect. Nothing herein will be deemed to contradict the provisions of Sections 5.1 and 6.5 hereof.

         10.11 ATTORNEYS' FEES. If judicial action is brought to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover reasonable fees and costs of attorneys, including without limitation costs, expenses and fees on any appeal, to be fixed in amount by the court.

         10.12 CONFIDENTIALITY. The terms of the Agreement are confidential and will not be released to any other third party unless in furtherance of litigation or arbitration between the parties or unless required by a court order, except that the terms of the Agreement may be disclosed by a party if that party concludes in good faith that disclosure is required by state or federal securities laws or regulations by regulatory authorities or required by generally accepted accounting principles relating to the parties' financial statements. Notwithstanding the foregoing, Computer Easy may, at its own expense, disclose that IMSI has acquired the Products and Purchased Assets from Computer Easy in a press release.

         10.13 RELEASE. Each party has alleged various breaches of the underlying Letter Agreement. Each party releases the other from any liability, damage, claim or action whatsoever arising from any such breach. Irrespective of the above, should either party bring an action on this agreement against the other party, which action fails, and during the course of those proceedings, the filing party is found to have substantially and materially breached this agreement itself, then any damages sustained by the non-filing party due to breach of the earlier letter agreements, may be recovered by the non-filing party from the filing party.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their duly authorized representatives as of the Effective Date.

INTERNATIONAL MICROCOMPUTER                 COMPUTER EASY, INTERNATIONAL,
SOFTWARE, INC.                              INC.

By:   /s/ Martin Sacks                      By:  /s/ Frank J. Amedia
      -----------------------------             ------------------------
         Martin Sacks                              Frank J. Amedia
         Chief Executive Officer                   Chief Executive Officer


                                            FORTE COMPUTER EASY, INC.

                                            By:   /s/ Frank J. Amedia
                                                 -------------------------
                                                    Frank J. Amedia
                                                    Chief Executive Officer